Exhibit 10.2

SECURITIES PURCHASE AGREEMENT

DOCUMENT SPA-12072017

This Securities Purchase Agreement (this “Agreement”) is dated as of December __, 2017, between ActiveCare, Inc., a Delaware corporation (the “Issuer”) and ______________________ (the “Investor”) (referred to collectively herein as the “Parties”).

WHEREAS, the Issuer intends to conduct a private placement of its securities to raise net proceeds to the Issuer of at least $5,000,000 (the “Private Placement”);

WHEREAS, the Issuer anticipates closing the Private Placement prior to May 5, 2018;

WHEREAS, the Issuer is seeking financing as a bridge until completion of the Private Placement;

WHEREAS, this Agreement is one of a series of Securities Purchase Agreements with investors to provide bridge financing of at least $600,000 in the aggregate (the “Bridge Financing”); and

WHEREAS, the Issuer desires to sell and the Investor desires to purchase a Promissory Note, issued by the Issuer to the Investor, in the form of Exhibit A attached hereto (the “Note”), a Warrant to purchase shares of the Issuer’s common stock for a period of five (5) years from the date hereof, issued by the Issuer to the Investor, in the form of Exhibit B attached hereto (the “Warrant”), and shares of common stock of the Issuer (the “Origination Shares,” and together with the Note and the Warrant, the “Securities”) as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Issuer and the Investor agree as follows:

ARTICLE I PURCHASE AND SALE

1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, the Issuer agrees to sell, and the Investor agrees to purchase the Note, the Warrant, and the Origination Shares.

1.1.1 On or before the Closing, the Investor shall deliver to Lucosky Brookman, counsel to the Issuer, to hold in escrow until Closing:

(a) The Note duly executed by the Investor;

(b) The Warrant duly executed by the Investor;

(c) A wire transfer of immediately available funds in the amount of US $______ (the “Purchase Price”) to Lucosky Brookman’s Attorney Trust Account.

1.1.2 On or before the Closing, the Issuer shall deliver or cause to be delivered to Lucosky Brookman, counsel to the Issuer, to hold in escrow until Closing:

(a) The Note duly executed by the Issuer;

(b) The Warrant duly executed by the Issuer;

(c) An executed agreement terminating the consulting agreement with David Derrick;

(d) The resignation of Jeffery Peterson as Chief Executive Officer of the Issuer;

(e) The resignation of all members of the Board of Directors other than Jeffrey Peterson;

(f) An executed employment agreement with Mark Rosenblum in the form attached hereto as Exhibit C retaining Mr. Rosenblum to serve as the Chief Executive Officer of the Issuer effective upon closing of the Bridge Financing;

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(g) Duly adopted resolutions of the Board of Directors of the Issuer appointing Mr. Rosenblum as Chairman of the Board of Directors and Isaac Onn as a member of the Board of Directors, effective upon closing of the Bridge Financing; and

(h) Wire instructions for a US bank account in the name of the Issuer from which only Mr. Rosenblum has the authority to distribute funds (the “New Bank Account”).

1.1.3 On or before the Closing, the Issuer and the Investor shall deliver all other documents or agreements related to this transaction.

1.2 Closing. The closing of the transactions contemplated by this Agreement shall occur simultaneously with the other Bridge Financing closings, and which shall occur only upon completion of both of the following: (i) Lucosky Brookman’s receipt of all items required to be delivered prior to Closing as set forth in Section 1.1; and (ii) Lucosky Brookman’s receipt of an aggregate of at least $600,000 of Bridge Financing for the Issuer, including the $___________ being provided by the Investor under this Agreement, on terms substantially identical to the terms being provided to the Investor under this Agreement. If the Closing does not occur on or before December 11, 2017, this Agreement shall be cancelled and Lucosky Brookman shall return the Purchase Price to the Investor. At the Closing, Lucosky Brookman shall deliver the funds from the Bridge Financing to the New Bank Account and Lucosky Brookman shall deliver the Note and the Warrant to the Investor.

1.3 Origination Shares. The Issuer shall deliver the Origination Shares to the Investor as follows:

1.3.1 Origination Share Pricing. On the fifth (5th) trading day after the pricing of the Private Placement, but in no event later than no later than six months from the date hereof, the Issuer shall deliver to the Investor such number of duly and validly issued, fully paid and non-assessable Origination Shares as equals 30% of the Purchase Price paid by the Investor under this Agreement (the “Origination Dollar Amount”) divided by the lowest of (i) $3.00 (subject to adjustment for stock splits), (ii) 80% of the common stock offering price in the Private Placement, (iii) 80% of the unit price offering price of the Private Placement (if applicable), or (iv) 80% of the exercise price of any warrants issued in the Private Placement. It is the Issuer’s and the Investor’s expectation that the issuance date of the Origination Shares dates back to the effective date of this Agreement for purposes of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”).

1.3.2 Origination Share Pricing Reset. In the event that the Private Placement is not completed within six months from the date hereof, so long as the Investor owns any of the Origination Shares at the time of a subsequent public offering where the pricing terms from paragraph 1.3.1 above would result in a lower Origination Share pricing, the Origination Shares pricing shall be subject to a reset based on the same pricing terms as described in paragraph 1.3.1 above (such that the Origination Shares issuance price would be reduced and the number of Origination Shares issued would be increased to equal the Origination Dollar Amount). It is the Issuer’s and the Investor’s expectation that the issuance date of any repriced Origination Shares dates back to the effective date of this Agreement for purposes of Rule 144.

1.3.3 Origination Share Beneficial Ownership Limitation. Unless otherwise agreed by both Parties, at no time will the Issuer issue to the Investor such number of Origination Shares that would result in the Investor owning more than 9.99% of the number of shares of common stock outstanding of the Issuer immediately after giving effect to the issuance of the Origination Shares (the “Beneficial Ownership Limitation”). In the event that the number of Origination Shares deliverable to the Investor pursuant to Section 1.3.1 or 1.3.2 above would cause the Investor to exceed the Beneficial Ownership Limitation, the Issuer shall deliver to the Investor such lesser number of Origination Shares the Investor requests that would result in the Investor owning less than the Beneficial Ownership Limitation and the Issuer shall deliver to the Investor the remaining number of Origination Shares at such time as the Investor notifies the Issuer that delivery of such remaining Origination Shares would not cause the Investor to exceed the Beneficial Ownership Limitation.”

ARTICLE II BRIDGE LOAN

2.1 Recitals. The Issuer represents and warrants to the Investor that the first five recitals set forth above are true as of the date of this Agreement.

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2.2. Note Conversion into Private Placement. At the closing of the Private Placement the Note shall automatically convert into a subscription into the Private Placement in an amount equal to 125% of the Note balance, subject to the following conditions: (i) 90% of the debt listed on the attached Schedule A must convert into shares of common stock of the Issuer at the Private Placement price per share, including, without limitation, all debt (and preferred stock) held by insiders and affiliates of the Issuer (as indicated by the blue highlighting on Schedule A); (ii) the Private Placement raises at least $5,000,000 of net new money for the Issuer, not including any conversions of the Bridge Financing or conversions of the debt on Schedule A; (iii) no commission is paid to a placement agent in connection with the conversion and subscription into the Private Placement of the Note, the other Bridge Financing, or the conversion of the debt on Schedule A; (iv) the Warrant and the Origination Shares being issued under this Agreement will not be cancelled or converted into the Private Placement; and (v) the Private Placement closes on or before May 5, 2018.

ARTICLE III MISCELLANEOUS

3.1 Successors and Assigns. This Agreement may not be assigned by the Issuer. The Investor may assign any or all of its rights under this Agreement and agreements related to this transaction. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Reservation of Shares. RESERVED.

3.3 Rule 144 Tacking Back and Registration Rights. Whenever the Note or Warrant or any other document related to this transaction provides that a conversion amount, make-whole amount, penalty, fee, liquidated damage, or any other amount or shares (a “Tack Back Amount”) tacks back to the original date of the Note, Warrant, or document for purposes of Rule 144 or otherwise, in the event that such Tack Back Amount was registered or carried registration rights, then that Tack Back Amount shall have the same registration status or registration rights as were in effect immediately prior to the event that gave rise to such Tack Back Amount tacking back. For example, if the Investor converts a portion of the Note and receives registered shares and the Investor later rescinds that conversion, the conversion amount would be returned to the principal balance of the Note and upon any future conversion of the Note the amount converted would be convertible into shares registered on that registration statement.

3.4 Terms of Future Financings. Until such time as the closing of the Private Placement, upon any issuance by the Issuer or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Investor in the Note or the warrants, such term, at the Investor’s option, shall become a part of the transaction documents with the Investor. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion rights, conversion discounts, conversion lookback periods, interest rates, original issue discounts, stock issuance or sale price pursuant to a stock purchase or stock issuance, and warrant coverage.

In addition, until such time as the closing of the Private Placement, if the Issuer shall issue or sell Common Stock, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock (including pursuant to the terms of any outstanding securities issued prior to the issuance of this security (including, but not limited to, warrants, convertible notes, or other agreements)) or any security entitling the holder thereof (including pursuant to sales, grants, conversions, warrant exercises or other issuances to the Investor as a result of these Transaction Documents, prior transaction documents, or future transaction documents) to acquire Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Common Stock (a “Common Stock Equivalent”) at an effective price per share less than that of the Investor, then simultaneously with the consummation of each dilutive issuance the price for the Investor shall be reduced (and only reduced) and consequently the number of Shares issuable to the Investor shall be increased (and only increased). Such adjustment shall be made to the Note, such Warrants, or Origination Shares whenever such Common Stock or Common Stock Equivalents are issued.

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The Issuer shall notify the Investor of such additional or more favorable term, including the applicable issuance price, or applicable reset price, exchange price, conversion price, exercise price and other pricing terms, and, at any time while the Note or any warrant is outstanding, the Investor may request of the Issuer and/or its transfer agent (and they will provide) a schedule of all issuances since the date of this Agreement of shares of common stock or of securities entitling the holder thereof to acquire shares of common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of common stock of the Issuer.

3.5 One Year Prohibition on Issuances of Securities. For a period of one year after the closing of the Private Placement, the Issuer shall not issue or sell Common Stock, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock (including pursuant to the terms of any outstanding securities issued prior to the closing of the Public Offering (including, but not limited to, warrants, convertible notes, or other agreements)) or any security entitling the holder thereof to acquire Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Common Stock (a “Common Stock Equivalent”) at an effective price per share less than the greatest of (i) the Exercise Price then in effect of any Warrant issued to the Investor, (ii) the common stock offering price in the Public Offering, (iii) the unit price offering price in the Public Offering (if applicable), and (iv) the exercise price of any warrants issued in the Public Offering.

3.6 Governing Law, Legal Proceedings, and Arbitration. This Agreement will be governed by, construed and enforced in accordance with the substantive laws of the State of Nevada, without regard to the conflict of laws principles thereof. The parties hereby warrant and represent that the selection of Nevada law as governing under this Agreement (i) has a reasonable nexus to each of the Parties and to the transactions contemplated by the Agreement; and (ii) does not offend any public policy of Nevada, Florida, or of any other state, federal, or other jurisdiction.

Any action brought by either party against the other arising out of or related to this Agreement, or any other agreements between the parties, shall be commenced only in the state or federal courts of general jurisdiction located in Miami-Dade County, in the State of Florida, except that all such disputes between the parties shall be subject to alternative dispute resolution through binding arbitration at the Investor’s sole discretion and election (regardless of which party initiates the legal proceedings). The parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim within the same proceeding as the claim to which it relates. Any such claim that is not submitted or filed in such proceeding shall be waived and such party will forever be barred from asserting such a claim. Both parties and the individuals signing this Note agree to submit to the jurisdiction of such courts or to such arbitration panel, as the case may be.

If the Investor elects alternative dispute resolution by arbitration, the arbitration proceedings shall be conducted in Miami-Dade County and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and Mediation Procedures in effect on the date of this Agreement, except as modified by this Agreement. The Investor’s demand for arbitration shall be made in writing, delivered to the other party, and filed with the American Arbitration Association. The American Arbitration Association must receive the demand for arbitration prior to the date when the institution of legal or equitable proceedings would be barred by the applicable statute of limitations, unless legal or equitable proceedings between the parties have already commenced, and the receipt by the American Arbitration Association of a written demand for arbitration also shall constitute the institution of legal or equitable proceedings for statute of limitations purposes. The parties shall be entitled to limited discovery at the discretion of the arbitrator(s) who may, but are not required to, allow depositions. The parties acknowledge that the arbitrators’ subpoena power is not subject to geographic limitations. The arbitrator(s) shall have the right to award individual relief which he or she deems proper under the evidence presented and applicable law and consistent with the parties’ rights to, and limitations on, damages and other relief as expressly set forth in this Agreement. The award and decision of the arbitrator(s) shall be conclusive and binding on all parties, and judgment upon the award may be entered in any court of competent jurisdiction. The Investor reserves the right, but shall have no obligation, to advance the Issuer’s share of the costs, fees and expenses of any arbitration proceeding, including any arbitrator fees, in order for such arbitration proceeding to take place, and by doing so will not be deemed to have waived or relinquished its right to seek the recovery of those amounts from the arbitrator, who shall provide for such relief in the final award, in addition to the costs, fees, and expenses that are otherwise recoverable. The foregoing agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

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3.7 Right to Specific Performance and Injunctive Relief. Nothing herein shall limit the Investor’s right to pursue any remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. In this regard, the Issuer hereby agrees that the Investor will be entitled to obtain specific performance and/or injunctive relief with respect to the Issuer’s failure to timely deliver shares of common stock as required pursuant to the terms of the Note or the Warrant or the Issuer’s obligations regarding the reservation of shares and its transfer agent, including the use, termination, replacement or resignation of the transfer agent and the obligation to deliver an irrevocable instruction and share reservation letter with any subsequent transfer agent. The Issuer agrees that, in such event, all requirements for specific performance and/or preliminary and permanent injunctive relief will be satisfied, including that the Investor would suffer irreparable harm for which there would be no adequate legal remedy. The Issuer further agrees that it will not object to a court or arbitrator granting or ordering specific performance or preliminary and/or permanent injunctive relief in the event the Investor demonstrates that the Issuer has failed to comply with any obligation herein. Such a grant or order may require the Issuer to immediately issue shares to the Investor, and/or require the Issuer to immediately satisfy its obligations regarding the reservation of shares and its transfer agent, including the use, termination, replacement or resignation of the transfer agent and the obligation to deliver an irrevocable instruction and share reservation letter with any subsequent transfer agent. The Issuer further expressly waives any right to any bond in connection with any temporary or preliminary injunction.

3.8 Due Diligence. RESERVED.

3.9 Delivery of Process by Investor to Issuer. In the event of any action or proceeding by the Investor against the Issuer, and only by Investor against the Issuer, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Investor via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Issuer at its last known address or to its last known attorney as set forth in its most recent SEC filing.

3.10 Opinion of Counsel. RESERVED

3.11 Notices. Any notice required or permitted hereunder must be in writing and either be personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

3.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of this Agreement may be effected by email.

3.13 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof. The “Transaction Documents” means this Agreement, the Note, the Warrant and all schedules and exhibits related thereto.

3.14 Expenses. The Issuer and the Investor shall pay all of their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement. In the event any attorney is employed by either party to this Agreement with respect to legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.15 No Public Announcement. Except as required by securities law, no public announcement may be made regarding this Agreement, the Note, the Warrant, or the Purchase Price without written permission by both the Issuer and the Investor.

3.16 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this __th day of December, 2017.

ISSUER:

ACTIVECARE, INC.

By:
Jeffrey S. Peterson
Chief Executive Officer

INVESTOR:

By:

I, Jeffrey S. Peterson, personally guarantee that, as set forth in Section 3.2 above, in the event of a change in the Issuer’s transfer agent, the Issuer will provide the Investor, within five business days following termination, resignation or replacement of the Issuer’s transfer agent or any subsequent transfer agent, irrevocable instruction letters, executed by the Issuer and the new transfer agent, providing rights to the Investor identical to the rights provided to the Investor in the irrevocable instruction letters between the Issuer, the Investor, and American Stock Transfer & Trust Company. This personal guarantee is limited to and applies only to the terms of this paragraph.

Jeffrey S. Peterson

[Securities Purchase Agreement Signature Page]

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SCHEDULE A

(See attached)

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Exhibit A

Note

(see attached)

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Exhibit B

Warrant

(See attached)

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Exhibit C

Employment Agreement

(See attached)

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